For Further Information Contact
                                                 Thomas E. Prince
                                                 Chief Financial Officer
                                                 (949) 509-4440



                  DOWNEY FINANCIAL CORP. ANNOUNCES NEW DIRECTOR

     Newport Beach, California - April 30, 1999. Maurice L. McAlister, Chairman of the Board of Downey Financial Corp. (NYSE/PSE: DSL), announced today that Michael Abrahams has been elected a director of the boards of both Downey Financial Corp. and Downey Savings and Loan Association, F.A., increasing both Board's memberships to eight directors.

     Commenting on Mr. Abrahams' appointment, Mr. McAlister stated: "Michael Abrahams brings a wealth of professional and financial experience that will be of value to the Company. Michael Abrahams' professional experience in investment banking, as a senior financial analyst and experience in government will strengthen and assist the Board of Directors in evaluating future opportunities for the Company."

     Most recently, Michael Abrahams worked as a senior research analyst for Sutro & Co. from 1996 to 1999 and prior thereto was a Senior Vice President with Oppenheimer & Co., Inc. from 1991 to 1996. Michael Abrahams was a Vice President with Bateman Eichler, Hill Richards from 1988 to 1991 and was with Johnston, Lemon & Co. in Washington, DC from 1986 to 1988 as a securities analyst. Michael Abrahams worked as policy analyst in the Executive Office of the President, Office of Management and Budget, Washington, DC from 1981 to 1986. While working there, Mr. Abrahams provided the White House and senior members of the Reagan Administration with analyses and proposals to implement the President's deregulatory mandate, with a primary focus on the deregulation of the banking and thrift industries. Michael Abrahams was an Assistant Professor of Economics at the Iowa State University from 1980 to 1981. Mr. Abrahams obtained his Ph.D. in economics from the University of California, Berkeley in 1980 and graduated from the University of California, Santa Barbara in 1973 with a degree in economics and political science.

     Downey Financial Corp., headquartered in Newport Beach, California, has assets of $6.6 billion and is the parent company of Downey Savings and Loan Association, F.A., which has 97 branches throughout California.